EXHIBIT 10.3

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made and entered as of the 16th day of February, 2009, by and between MEDIS TECHNOLOGIES LTD., a Delaware corporation, having a principal place of business at 805 Third Avenue, New York, New York  10022 (the “Company”) and ROBERT K. LIFTON, an individual residing at 93 Black Brook Road, Bedford Village, New York  10506 (the “Consultant”).

WHEREAS, the Company and the Consultant are parties to that certain Consulting Agreement, dated as of February 9, 2008, a copy which is attached hereto as Exhibit A (the “Consulting Agreement”); and

WHEREAS, the Company and the Consultant desire to set forth herein their agreement with respect to all remuneration to be paid to the Consultant in connection with the expiration of his consulting relationship with the Company; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Consulting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereof agree as follows:

1. Severance Payments.

(a) Upon the expiration of the Initial Term, the Company shall pay to Consultant, his heirs or the legal representatives of his estate, an amount equal to One Hundred Eighty Thousand Dollars ($180,000) (the “Severance Amount”), payable during the twelve (12) month period commencing on the date of the expiration of the Initial Term (the “Severance Period”).  The Severance Amount shall be payable at the times and in the manner the Company shall determine; provided, however, no less frequently than on a monthly basis.  The obligation of the Company to make any of the payments to Consultant required pursuant to the terms of this Agreement shall be conditioned upon the delivery by the Consultant of a general release, in form and substance reasonably satisfactory to the Company, by which the Consultant unconditionally, without any reservation, irrevocably and forever releases and discharges the Company and its affiliates, and their respective shareholders, members, partners, officers, directors, managers and employees (collectively, the “Released Parties”) of and from any and all claims, causes of action or demands, that the Consultant then has, or may have, against any of the Released Parties, other than claims arising under this Agreement.  The Company shall also deliver a general release, in form and substance reasonably satisfactory to the Consultant, by which the Company unconditionally, without any reservation, irrevocably and forever releases and discharges the Consultant, his heirs and the legal representatives of his estate (collectively, the “Consultant Released Parties”) of and from any and all claims, causes of action or demands, that the Company then has, or may have, against any of the Consultant Released Parties, other than claims arising under this Agreement.

(b) In the event that the Company achieves Five Million Dollars ($5,000,000) in gross revenue during each of two consecutive fiscal quarters during the Severance Period, the

Company shall be obligated to pay, and the Consultant shall be entitled to receive, an additional Thirty Thousand Dollar ($30,000) severance payment (the “Bonus Severance Amount”).  The Bonus Severance Amount shall be paid in a lump-sum installment on a date which is no later than thirty days after the last day of the applicable fiscal quarter.

(c) The Consultant acknowledges and agrees that he shall have no further right to receive, and the Company shall have no obligation to pay, any amount in excess of the Severance Amount and the Bonus Severance Amount, if applicable, upon the expiration of the Initial Term.

2. Covenants.  The Consultant acknowledges and agrees that during the Severance Period he shall remain bound by the terms and conditions of Section 6 (Confidential Information), Section 7 (No License or Rights), Section 8 (Agreement to Return Property) and Section 10 (Non-Disparagement) of the Consulting Agreement in accordance with the terms thereof.

3. Notices.  Any notice that, under the terms of this Agreement or under any statute, must be or may be given by the parties hereto shall be in writing and shall be given by personal delivery, telecopy, mailing the same by certified or registered mail, return receipt requested, postage-prepaid, addressed or by reputable overnight courier to the parties at their respective addresses set forth above.  Either party may designate, by notice in writing to the other, a new or other address to which notices shall thereafter be given.  Any notice, request or other communication required or permitted hereunder shall be deemed to have been duly given (a) when received, if personally delivered, (b) within five (5) days after being deposited with the United States Postal Service, if sent by registered or certified mail, return receipt requested and postage prepaid, (c) twelve (12) hours after being sent by telecopy, with confirmed answer back or (d) within two (2) business days  after being deposited with an established overnight courier for priority delivery.

4. Amendments. This Agreement may be amended only by a writing executed by each of the parties hereto.

5. Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, among the parties.

6. Severability; Waiver.

(a) The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.

(b) Except as otherwise provided herein, either party hereto may waive in writing compliance by the other party hereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by law).  Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not constitute or be construed as a continuing waiver of such provision or a waiver of any other violation of, breach of or default under any other provision of this Agreement.

7. Representation.  This Agreement has been duly executed and delivered by each of the Company and the Consultant and constitutes the valid and binding agreement of each of the Company and the Consultant, enforceable against each such party in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

8. Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto, but no rights, obligations or liabilities hereunder shall be assignable by either party without the prior written consent of the other party.  Notwithstanding the foregoing, the Company may assign its rights and obligations under this Agreement to an affiliate or subsidiary and cause such affiliate or subsidiary to perform the obligations of the Company under this Agreement; provided, however, that no such assignment shall otherwise vary or diminish any of the Company’s rights or obligations under this Agreement.

9. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York).

10. Jurisdiction.  Except as otherwise set forth in this Agreement, any action, suit or proceeding seeking to interpret or enforce any provision of, or based on, arising out of, or in any way related to, any right, obligation or matter set forth in this Agreement may be brought in the courts located in New York County, New York, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action, suit or proceeding and waives any objection to jurisdiction and venue laid therein.  Process in any action, suit or proceeding referred to in this preceding sentence may be served on any party anywhere in the world.  The parties agree that either party may seek enforcement of the judgment so rendered by such court in any court having jurisdiction thereof.

11. Headings.  The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

12. Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed an original and all of which taken together shall constitute one and the same agreement.

13. Gender and Number.  The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the other or others whenever the context so indicates.

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed upon the day and date first above written.

MEDIS TECHNOLOGIES LTD.

By:	/s/ Jose Mejia
Name: Jose Mejia
Title: President and CEO

/s/ Robert K. Lifton
ROBERT K. LIFTON

EXHIBIT A

CONSULTING AGREEMENT